 Exhibit 10.3

SHARE EXCHANGE AGREEMENT

by and between

500.COM LIMITED

and

BLOCKCHAIN ALLIANCE TECHNOLOGIES HOLDING COMPANY

Dated as of February 16, 2021

TABLE OF CONTENTS

i

ii

Section 9.04.	Amendment	43
Section 9.05.	Taxes and Expenses	43
Section 9.06.	Assignment	43
Section 9.07.	No Third-Party Beneficiaries	43
Section 9.08.	Governing Law; Arbitration	43
Section 9.09.	Entire Agreement	44
Section 9.10.	Severability	44
Section 9.11.	Counterparts	44
Section 9.12.	Specific Performance	44

Schedules

Schedule I	Blockchain Alliance Disclosure Schedule

Schedule II	Blockchain Alliance Group Company Restructuring Schedule

Schedule III	Operational Information

Exhibit

Exhibit A	Form of Registration Rights Agreement

iii

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of February 16, 2021 (this “Agreement”), is by and between 500.com Limited, a Cayman Islands exempted company listed on the New York Stock Exchange (the “Company”), and Blockchain Alliance Technologies Holding Company, a Cayman Islands exempted company (“Blockchain Alliance”). The Company and Blockchain Alliance are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Blockchain Alliance owns or will own, at the First Closing, all of the issued and outstanding shares of Blockchain Alliance Technologies Limited with its BVI company number of 2033013 (the “Blockchain Alliance Target Company”), a business company duly incorporated and validly existing under the Laws of British Virgin Islands, and Blockchain Alliance Target Company directly owns all of the issued and outstanding shares of Blockchain Alliance HK Limited with its company number of 2930630 (“Blockchain Alliance HK”), a company duly incorporated and validly existing under the Laws of Hong Kong; and

WHEREAS, Blockchain Alliance desires to, sell the Blockchain Alliance Exchange Shares (as defined below) to the Company and the Company desires to issue and sell the Company Exchange Shares to Blockchain Alliance in exchange for the Blockchain Alliance Exchange Shares, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.                  Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, litigation, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that controls, is controlled by, or is under common control with such specified Person. As used herein, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Agreement” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Audited Financial Statements” shall have the meaning ascribed to this term in Section 2.02(b).

“Bankruptcy and Equity Exception” shall have the meaning ascribed to this term in Section 3.02.

“Bitdeer” means Bitdeer Technologies Holding Company, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands.

“Blockchain Alliance” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Blockchain Alliance Board” means the board of directors of Blockchain Alliance.

“Blockchain Alliance Disclosure Schedule” means the disclosure schedule delivered by Blockchain Alliance to the Company concurrently with the execution and delivery of this Agreement and attached to this Agreement as Schedule I.

“Blockchain Alliance Exchange Shares” means all of the issued and outstanding shares of the Blockchain Alliance Target Company.

“Blockchain Alliance Fundamental Reps” means the representations and warranties of Blockchain Alliance contained in Section 4.01, Section 4.02, Section 4.03, Section 4.06(a), Section 4.06(b), and Section 4.20.

“Blockchain Alliance Group Companies” means Blockchain Alliance, Blockchain Alliance Target Company and Blockchain Alliance HK, each a “Blockchain Alliance Group Company”.

“Blockchain Alliance Group Company Restructuring” means the restructuring transactions of transferring the Transferred Business (including but not limited to the entire mining pool business and ownership of and registration right to the domain name btc.com) listed in the Blockchain Alliance Group Company Restructuring Schedule to Blockchain Alliance HK pursuant to this Agreement and the Blockchain Alliance Group Company Restructuring Schedule.

“Blockchain Alliance Group Company Restructuring Schedule” means the schedule delivered by Blockchain Alliance to the Company concurrently with the execution and delivery of this Agreement and attached to this Agreement as Schedule II.

“Blockchain Alliance HK” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Blockchain Alliance Indemnified Party” shall have the meaning ascribed to this term in Section 7.02.

“Blockchain Alliance Intellectual Property” shall have the meaning ascribed to this term in Section 4.14(a).

“Blockchain Alliance Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, has or would reasonably be expected to (a) have a material adverse effect on the business, liabilities, assets, financial condition or results of operations of the Spin-off Entities and the Transferred Business, taken as a whole or (b) prevent or materially delay the consummation of the Transactions by Blockchain Alliance or otherwise be materially adverse to the ability of Blockchain Alliance to perform its obligations under this Agreement or the Registration Rights Agreement; provided, however, solely with respect to clause (a) above, that in no event shall any Effect to the extent arising out of or resulting from any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been a Blockchain Alliance Material Adverse Effect: (i) changes in general business, economic or political conditions or changes in financial, credit or securities markets in general; (ii) changes in applicable accounting standards or regulatory accounting requirements after the date hereof; (iii) changes in applicable Laws that are binding on any Spin-off Entity and the Transferred Business; (iv) effects resulting from the consummation of the Transactions, or the public announcement of this Agreement or the identity of the parties hereto, including any losses of customers or employees, or any disruption in or loss of suppliers, distributors, providers or similar parties with whom any Spin-off Entity has any relationship, and the initiation of shareholder litigation or other legal proceeding related to this Agreement or the Transactions; (v) acts of God, natural disasters, epidemics, pandemic outbreaks, declarations of war, acts of sabotage or terrorism, or outbreak or escalation of hostilities; (vi) actions or omissions of any of Blockchain Alliance or its Subsidiaries that are expressly required by this Agreement or with the written consent or at the written request of the Company; (vii) changes, effects or circumstances affecting the industries or markets of the Transferred Business, or (viii) the failure by Blockchain Alliance to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period in relation to the Transferred Business (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether a Blockchain Alliance Material Adverse Effect has occurred); provided, that any Effects set forth in clauses (i), (ii), (iii), (v) and (vii) above may be taken into account in determining whether a Blockchain Alliance Material Adverse Effect has occurred if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Spin-off Entities and the Transferred Business, taken as a whole, relative to the other participants in the industries of the Transferred Business.

“Blockchain Alliance Released Claims” shall have the meaning ascribed to this term in Section 5.09.

“Blockchain Alliance Released Parties” shall have the meaning ascribed to this term in Section 5.09.

“Blockchain Alliance Releasing Parties” shall have the meaning ascribed to this term in Section 5.09.

“Blockchain Alliance Beijing” means 北京硅芯扬航科技有限公司, a company duly incorporated and validly existing under the Laws of PRC.

“Blockchain Alliance Singapore” means Bitmaintech Pte. Ltd., a company duly incorporated and validly existing under the Laws of Singapore.

“Blockchain Alliance Target Company” shall have the meaning ascribed to this term in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by Law to be closed in the city of Beijing, Hong Kong, Singapore, the Cayman Islands, British Virgin Islands, or New York.

“Clawback Right” shall have the meaning ascribed to this term in Section 2.02(b).

“Clawback Shares” shall be 4,435,344 Company Class A Ordinary Shares, multiplied by a fraction, the numerator of which is the Net Operating Loss suffered from the Transferred Business for the fiscal year ending December 31, 2021 based on the Audited Financial Statements and the denominator of which is US$10,000,000, rounded to the nearest whole number; provided that if the Net Operating Loss suffered from the Transferred Business then operated by the Company for the fiscal year ending December 31, 2021 exceeds US$10,000,000, then the maximum Clawback Shares shall be 4,435,344 Company Class A Ordinary Shares.

“Closings” shall have the meaning ascribed to this term in Section 2.02(a).

“Company” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Company ADSs” means the American depositary shares of the Company, each representing ten (10) Class A Ordinary Shares.

“Company Class A Ordinary Shares” means the Class A ordinary shares of the Company, par value of US$0.00005 per share.

“Company Class B Ordinary Shares” means the Class B ordinary shares of the Company, par value of US$0.0005 per share.

“Company Exchange Shares” means, subject to the Clawback Right, the Initial Company Exchange Shares and, if any, the Earn-Out Company Exchange Shares.

“Company Fundamental Reps” means the representations and warranties of the Company contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04(a), Section 3.05, and Section 3.14.

“Company Indemnified Party” shall have the meaning ascribed to this term in Section 7.03.

“Company Material Adverse Effect” means any fact, event, circumstance, change, development or effect (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, has or would reasonably be expected to (a) have a material adverse effect on the business, liabilities, assets, financial condition or results of operations of the Group Companies, taken as a whole or (b) prevent or materially delay the consummation of the Transactions by the Company or otherwise be materially adverse to the ability of the Company to perform its obligations under this Agreement or Registration Rights Agreement; provided, however, solely with respect to clause (a) above, that in no event shall any Effect to the extent arising out of or resulting from any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general business, economic or political conditions or changes in financial, credit or securities markets in general; (ii) changes in GAAP or regulatory accounting requirements after the date hereof; (iii) changes in applicable Laws that are binding on any Group Company; (iv) effects resulting from the consummation of the Transactions, or the public announcement of this Agreement or the identity of the parties hereto, including any losses of customers or employees, or any disruption in or loss of suppliers, distributors, providers or similar parties with whom any Group Company has any relationship, and the initiation of shareholder litigation or other legal proceeding related to this Agreement or the Transactions; (v) acts of God, natural disasters, epidemics, pandemic outbreaks, declarations of war, acts of sabotage or terrorism, or outbreak or escalation of hostilities; (vi) changes in the market price or trading volume of the Company ADSs (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause (vi) may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vii) actions or omissions of any Group Company that are expressly required by this Agreement or with the written consent or at the written request of Blockchain Alliance; (viii) changes, effects or circumstances affecting the industries or markets in which any Group Company operates; or (ix) the failure by any Group Company to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); provided, that any Effects set forth in clauses (i), (ii), (iii), (v) and (viii) above may be taken into account in determining whether a Company Material Adverse Effect has occurred if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Group Companies, taken as a whole, relative to the other participants in the industries in which the Group Companies conduct their businesses.

“Company Ordinary Shares” means Company Class A Ordinary Shares and Company Class B Ordinary Shares.

“Company SEC Reports” means all registration statements, proxy statements, reports, forms and other documents required to be filed with or furnished to SEC by the Company and all exhibits included therein.

“Company Significant Subsidiaries” means the Subsidiaries of Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

“Contract” means any legally binding contract, agreement, arrangement, note, bond, indenture, mortgage, indenture, lease, sublease, license, permit, concession, franchise, plan or other instrument, right or obligation.

“Currently Owned Intellectual Property” means all Intellectual Properties owned by, or under obligation of assignment to, any Spin-off Entity, as of the date hereof.

“Earn-Out Company Exchange Shares” shall be 22,176,718 Company Class A Ordinary Shares, multiplied by a fraction, the numerator of which is the Net Operating Profit generated by the Transferred Business for the fiscal year ending December 31, 2021 based on the Audited Financial Statements and the denominator of which is US$20,000,000, rounded to the nearest whole number; provided that if the Net Operating Profit generated by the Transferred Business then operated by the Company for the fiscal year ending December 31, 2021 exceeds US$20,000,000, then the maximum Earn-Out Company Exchange Shares shall be 22,176,718 Company Class A Ordinary Shares.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Closing” shall have the meaning ascribed to this term in Section 2.02(a).

“First Closing Date” shall have the meaning ascribed to this term in Section 2.02(a).

“GAAP” means the generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

“Group Companies” means the Company and its Subsidiaries.

“HKIAC” shall have the meaning ascribed to this term in Section 9.08(b).

“HKIAC Rules” shall have the meaning ascribed to this term in Section 9.08(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) obligations for amounts drawn under bankers’ acceptances, letters of credit or other financial guaranties, (d) all obligations for the deferred purchase price of property or services, (e) all obligations as lessee under leases that are required to be recorded as capital leases in accordance with applicable accounting standards, (f) all payment obligations under any swap or hedge agreements, (g) any accrued and unpaid interest on, and any prepayment premiums, penalties or other contractual charges in respect of, any of the items described in the foregoing clauses (a) through (f), and (h) all guaranties and other contingent obligations in respect of the liabilities or obligations of any other Person for any of the items described in the foregoing clauses (a) through (g).

“Indemnified Party” means a Company Indemnified Party or a Blockchain Alliance Indemnified Party, as the case may be.

“Initial Company Exchange Shares” means 44,353,435 Company Class A Ordinary Shares.

“Injunction” shall have the meaning ascribed to this term in Section 6.01(b).

“Intellectual Property” means (a) inventions and discoveries, whether patentable or not, in any jurisdiction, including United States, non-United States and international patents, patent applications (including divisions, continuations, continuations in part and renewal applications) and statutory invention registrations, and any renewals, extensions or reissues thereof, in any jurisdiction (b) trademarks, service marks, brand names, certification marks, trade dress, domain names, logos, trade names, corporate names and other source identifiers, the goodwill associated with the foregoing and registrations and applications for registration thereof including any extension, modification or renewal of any such registration or application, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets and know-how, (e) rights of privacy, publicity and endorsement, and (f) any similar intellectual property or proprietary rights.

“Knowledge” means, (a) with respect to the Company, the actual knowledge of the directors and executive officers of the Company; and (b) with respect to Blockchain Alliance, means the actual knowledge of the directors and executive officers of Blockchain Alliance.

“Law” means any federal, national, foreign, supranational, state, provincial, local or similar statute, law, treaty, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) or any Governmental Order.

“Lien” means any security interest, pledge, hypothecation, mortgage, lien, license, claim, charge, title retention, right to acquire, option, levy, proxy, right of first refusal, and any other encumbrance or condition of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interests, awards, penalties, fines, costs and expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to any Person by any Governmental Authority.

“Material Contract” shall have the meaning ascribed to this term in Section 4.11(a).

“Net Operating Loss” means, for any period, the net loss of the Transferred Business as determined in the Audited Financial Statements, prepared in accordance with GAAP consistently applied, excluding share-based compensation expense, impairment losses of cryptocurrencies due to cryptocurrency price fluctuations, profits or losses of disposition of cryptocurrencies, intangible assets amortization of domain name of BTC.com or impairment losses on goodwill due to acquiring the Transferred Business, and any other profits or losses outside the ordinary course of business with respect to operation of BTC.com.

“Net Operating Profit” means, for any period, the net profit of the Transferred Business as determined in the Audited Financial Statements, prepared in accordance with GAAP consistently applied, excluding share-based compensation expense, impairment losses of cryptocurrencies due to cryptocurrency price fluctuations, profits or losses of disposition of cryptocurrencies, intangible assets amortization of domain name of BTC.com or impairment losses on goodwill due to acquiring the Transferred Business, and any other profits or losses outside the ordinary course of business with respect to operation of BTC.com.

“Organizational Documents” means, with respect to an entity, its certificate of incorporation, articles of incorporation, by-laws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable.

“Owned Intellectual Property” shall have the meaning ascribed to this term in Section 4.14(a).

“Owned Real Property” shall have the meaning ascribed to this term in Section 4.13(a).

“Party” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Permit” means any permit, license, franchise, approval, registration, filing, qualification, variance, certificate, certification, consent of any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for Taxes and other governmental charges and assessments not yet due or payable, (b) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business, (c) easements, rights of way, encroachments, zoning ordinances and other similar encumbrances affecting real property, (d) statutory Liens in favor of lessors arising in connection with any leased property, and (e) Liens arising under securities or blue sky Laws.

“Permitted Transferee” shall have the meaning ascribed to this term in the Registration Rights Agreement.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Purchased Assets” shall have the meaning ascribed to this term in Section 4.13(b).

“Real Property Leases” shall have the meaning ascribed to this term in Section 4.13(c).

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by and between the Company and Blockchain Alliance, substantially in the form attached hereto as Exhibit A.

“Related Person” means (a) Blockchain Alliance or any of its Affiliates (other than the Spin-off Entities), (b) any officer or director of any Spin-off Entity or any Person described in clause (a), and (c) any immediate family member of any natural persons described in clause (a) or (b).

“Representatives” means, with respect to any Person, such Person’s Affiliates and such Person and its Affiliates’ respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Reserved Amount” shall have the meaning ascribed to this term in Section 5.11.

“RMB” means Renminbi, the lawful currency of the PRC.

“Sanctioned Person” means an individual, entity or vessel (i) that appears on any list (the “List”) of sanctioned parties issued by the United Nations Security Council or by the United States (including such lists issued by the U.S. Treasury Department’s Office of Foreign Assets Control and by the U.S. State Department), (ii) that is organized, resident, or based in North Korea, Iran, Syria, Cuba, Crimea, or Venezuela, or (iii) that is owned or controlled by an individual or entity covered by (i) or (ii).

“Sanctions Laws and Regulations” means (i) all laws, regulations and executive orders administered by the U.S. Treasury Department Office of Foreign Assets Control, including without limitation, the Trading With the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, regulations found at Title 31, Subtitle B, Chapter 5 of the U.S. Code of Federal Regulations (C.F.R.) and any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time; (ii) any U.S. sanctions related to or administered by the U.S. Department of State; or (iii) any sanctions Laws, regulations, directives, measures or embargos imposed or administered by the United Nations Security Council, Her Majesty’s Treasury, the European Union (including under Council Regulation (EC) No. 194/2008), or any other jurisdiction that has issued a restrictive trade law applicable to the Transferred Business.

“SEC” means the United States Securities and Exchange Commission.

“Second Closing” shall have the meaning ascribed to this term in Section 2.02(b).

“Second Closing Date” shall have the meaning ascribed to this term in Section 2.02(b).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Spin-off Entities” means Blockchain Alliance Target Company, Blockchain Alliance HK and Blockchain Alliance Beijing and each, a “Spin-off Entity.”

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity: (a) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such Person or by any one or more of such Person’s Subsidiaries, (b) of which at least fifty percent (50%) of the voting interests is controlled by such Person by any one or more of such Person’s Subsidiaries, (c) of which such Person or any Subsidiary of such Person is a general partner, or (d) whose assets and financial results are consolidated with such Person and are recorded on the books of such Person for financial reporting purposes in accordance with applicable accounting standards.

“Tax” means (a) any federal, national, provincial, municipal, local or taxes, duties, imposts, levies, or other like assessments in the nature of a tax, in each case, imposed by any Governmental Authority, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and other taxes, and (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including information returns or any documents with respect to or accompanying payments of estimated Taxes.

“Termination Date” shall have the meaning ascribed to this term in Section 8.01(c).

“Transactions” means all transactions contemplated in this Agreement and the Registration Rights Agreement.

“Transferred Business” means the entire mining pool business of Bitdeer to be transferred to Blockchain Alliance Group Companies on or prior to the First Closing, including but not limited to the Purchased Assets, Transferred Contracts, Transferred Employees and Transferred Intellectual Property.

“Transferred Contracts” means the contracts listed in Section IV (第四部分) of the Blockchain Alliance Group Company Restructuring Schedule pursuant to which such contracts shall have been duly transferred to Blockchain Alliance HK or Blockchain Alliance Beijing as of the First Closing.

“Transferred Employees” means employees listed in Section V (第五部分) of the Blockchain Alliance Group Company Restructuring Schedule pursuant to which such employees shall have been duly transferred to and employed by Blockchain Alliance HK or Blockchain Alliance Beijing as of the First Closing.

“Transferred Intellectual Property” means the intellectual properties listed in Section III (第三部分) of the Blockchain Alliance Group Company Restructuring Schedule (including but not limited to the domain name btc.com) pursuant to which such intellectual properties shall have been duly transferred to and owned by Blockchain Alliance HK or Blockchain Alliance Beijing as of the First Closing.

Section 1.02.                  Interpretation and Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references in this Agreement to “US$” shall be to U.S. dollars. References to days mean calendar days unless otherwise specified. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, except, in the case of agreements or instruments listed in the Blockchain Alliance Disclosure Schedule, only to the extent the applicable amendment, modification or supplement is also appropriately listed therein. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II
SHARE EXCHANGE

Section 2.01.                  Share Exchange. Upon the terms and subject to the conditions of this Agreement, at the applicable Closings, Blockchain Alliance agrees to sell to the Company the Blockchain Alliance Exchange Shares, and in exchange therefor, the Company agrees to issue and sell to Blockchain Alliance the Company Exchange Shares, subject to the Clawback Right, in each case, free and clear of all Liens (other than Permitted Liens) and with all rights attaching on and from the applicable Closings.

Section 2.02.                  Closings.

(a)               First Closing. The closing of the issuance and sale of the Initial Company Exchange Shares (the “First Closing”, together with the Second Closing, the “Closings”) shall take place remotely via the electronic exchange of the closing documents and signatures by facsimile or email (in PDF format) at 8:00 a.m. on a day that is within five (5) Business Days after the last of the conditions to First Closing set forth in Article VI has been satisfied or waived (other than conditions which by their nature are to be satisfied at the First Closing), or such other date, time or place as the Parties may mutually agree upon in writing (the date on which the First Closing, the “First Closing Date”). The Parties acknowledge and agree that all transactions occurring at the First Closing shall be deemed to be taken, and all documents to be executed and delivered by all Parties at the First Closing shall be deemed to have been executed and delivered, simultaneously at the First Closing, and no proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.

(b)               Second Closing.

(i)            Within five (5) Business Days after the completion of the consolidated audited annual financial statements of the Company which shall cover the Transferred Business then operated by the Company (the “Audited Financial Statements”) prepared in accordance with GAAP for the fiscal year ending December 31, 2021, in any event the consolidated audited annual financial statements of the Company shall be completed prior to April 30, 2022, the Company shall prepare and deliver to Blockchain Alliance a statement of the Net Operating Profit or the Net Operating Loss, as the case may be, of the Transferred Business based on the Audited Financial Statements.

(ii)            If the Transferred Business during the fiscal year ending December 31, 2021 records any Net Operating Profits, the Company shall issue and sale to Blockchain Alliance the Earn-Out Company Exchange Shares at par value within ten (10) Business Days after the delivery of the calculation of the Net Operating Profit of the Transferred Business under Section 2.02(b)(i) and confirmation of the calculation of the Net Operating Profit by Blockchain Alliance.

(iii)            If the Transferred Business during the fiscal year ending December 31, 2021 records any Net Operating Loss, the Company shall have the right (but not obligation) to, and Blockchain Alliance shall be obligated to cooperate or cause the cooperation of, the Company’s repurchase at par value of any and all of the Clawback Shares (the “Clawback Right”) directly or indirectly held by Blockchain Alliance or any Permitted Transferee of Blockchain Alliance, within ten (10) Business Days after the delivery of the calculation of the Net Operating Loss of the Transferred Business under Section 2.02(b)(i) and confirmation of the calculation of the Net Operating Loss by Blockchain Alliance; provided, however, that, the Company shall not have the Clawback Right if it is then in material breach of Section 5.11(a)(i) that results in any Net Operating Loss.

(iv)            The closing of the transactions contemplated by Section 2.02(b)(ii) or Section 2.02(b)(iii), as applicable, shall be referred to as the “Second Closing” (the date on which the Second Closing takes place, the “Second Closing Date”). The Parties acknowledge and agree that all transactions occurring at the Second Closing shall be deemed to be taken, and all documents to be executed and delivered by all Parties at the Second Closing shall be deemed to have been executed and delivered, simultaneously at the Second Closing, and no proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.

(v)         (a) If Blockchain Alliance wishes to dispute the Net Operating Profit or the Net Operating Loss set forth in the Audited Financial Statements, Blockchain Alliance shall provide the Company, within ten (10) Business Days (the “Initial Dispute Period”) of its receipt of the calculation of the Net Operating Profit or the Net Operating Loss, a notice (a “Dispute Notice”) setting forth any disputed items in the calculation of the Net Operating Profit or the Net Operating Loss. During the period of thirty (30) days (the “Dispute Negotiation Period”) immediately following the delivery of the Dispute Notice, the Company and Blockchain Alliance will attempt to resolve in good faith the disputed items set forth in the Dispute Notice, and if all such disputed items are resolved by the Company and Blockchain Alliance during such time period, then the resulting Net Operating Profit or the Net Operating Loss shall be final and binding on all parties, and (b) If the Dispute Notice is delivered in accordance with the foregoing sentences and any disputed items set forth in that notice remain unresolved at the end of the Dispute Negotiation Period, the unresolved disputed items will be referred for final binding resolution to an independent “Big Four” accounting firm (the “Independent Accounting Firm”) which is not the auditor which prepared the Audited Financial Statements within thirty (30) days after the end of the Dispute Negotiation Period. The Company and Blockchain Alliance shall cooperate in good faith to procure the timely appointment of the Independent Accounting Firm to perform the services provided for herein. If no Independent Accounting Firm is agreed upon and engaged within three (3) Business Days after the end of the Dispute Negotiation Period, Blockchain Alliance is entitled to appoint such Independent Accounting Firm in accordance with this Section 2.2(b)(v). The Company shall make a written submission to the Independent Accounting Firm within five (5) Business Days after the Independent Accounting Firm’s appointment, which submission shall contain a computation of the Net Operating Profit or the Net Operating Loss and any information, arguments, and support for such computation as reasonably requested by the Independent Accounting Firm. The determination of the Independent Accounting Firm will be conclusive and binding upon the parties. In all cases, the fees and expenses charged by the Independent Accounting Firm for its review shall be equally allocated among the Company and Blockchain Alliance.

Section 2.03.               Closing Deliveries by the Company at First Closing. At the First Closing, the Company shall deliver or cause to be delivered to Blockchain Alliance:

(a)               a duly issued share certificate in the name of Blockchain Alliance representing the Initial Company Exchange Shares;

(b)               a certified true copy of the Register of Members of the Company as of the First Closing Date reflecting Blockchain Alliance’s ownership of the Initial Company Exchange Shares and duly certified by the registered office provider or agent of the Company;

(c)               a certified true copy of the resolutions duly and validly adopted by the board of directors of the Company evidencing its authorization and approval of the execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the Transactions; and

(d)               the Registration Rights Agreement, duly executed by the Company.

Section 2.04.               Closing Deliveries by Blockchain Alliance at First Closing. At the First Closing, Blockchain Alliance shall deliver or cause to be delivered to the Company:

(a)               a duly issued share certificate in the name of the Company (or its nominee), representing the Company (or its nominee)’s ownership of the Blockchain Alliance Exchange Shares;

(b)               a certified true copy of the Register of Members of the Blockchain Alliance Target Company as of the First Closing Date reflecting the Company (or its nominee)’s ownership of the Blockchain Alliance Exchange Shares and duly certified by the registered office provider or agent of the Blockchain Alliance Target Company;

(c)               a certified true copy of the resolutions duly and validly adopted by the Blockchain Alliance Board evidencing its authorization and approval of the execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the Transactions;

(d)               certified true copies of the resolutions duly and validly adopted by board of directors of the Blockchain Alliance Target Company evidencing its approval of the transfer of the Blockchain Alliance Exchange Shares and the change of directors of the Blockchain Alliance Target Company as contemplated by this Agreement;

(e)               a certified true copy of the Register of Directors of the Blockchain Alliance Target Company as of the First Closing Date reflecting the board of directors of the Blockchain Alliance Target Company is consisting of the Persons designated by the Company prior to the First Closing;

(f)                the Registration Rights Agreement, duly executed by Blockchain Alliance; and

(g)               certification of the Reserved Amount pursuant to Section 5.11(b).

Section 2.05.                Closing Deliveries at Second Closing.

(a)               If the Company shall issue to Blockchain Alliance any Earn-Out Company Exchange Shares in accordance with Section 2.02(b)(ii), then at the Second Closing, the Company shall deliver or cause to be delivered to Blockchain Alliance (i) a duly issued share certificate in the name of Blockchain Alliance representing the Earn-Out Company Exchange Shares; and (ii) a certified true copy of the Register of Members of the Company as of the Second Closing Date reflecting Blockchain Alliance’s ownership of the Earn-Out Company Exchange Shares and duly certified by the registered office provider or agent of the Company.

(b)               If the Company exercises the Clawback Right in accordance with Section 2.02(b)(iii), then at the Second Closing, (i) Blockchain Alliance shall (x) deliver or cause to be delivered to the Company the share certificate representing the Initial Company Exchange Shares, and (y) execute, or cause any of its Permitted Transferees to execute any and all transfer instruments as necessary or reasonably desirable to carry out the purposes or intent of the Clawback Right; (ii) the Company shall deliver to Blockchain Alliance a duly issued share certificate in the name of Blockchain Alliance representing such number of Company Class A Ordinary Shares which is a result of the Initial Company Exchange Shares deducted by the Clawback Shares; and (iii) the Company shall deliver to Blockchain Alliance a certified true copy of the updated Register of Members of the Company as of the Second Closing Date reflecting the number of Company Class A Ordinary Shares which is a result of the Initial Company Exchange Shares deducted by the Clawback Shares held by Blockchain Alliance or its Permitted Transferee.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Reports filed prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are nonspecific, similarly cautionary, predictive or forward-looking in nature; it being further agreed that (i) any information disclosed in any such Company SEC Report shall be deemed disclosure only with respect to a Section of this Agreement to which the relevance of such information is reasonably apparent to from the text of such information contained in such Company SEC Report and (ii) no information disclosed in any such Company SEC Report shall be deemed to qualify or modify the Company Fundamental Reps), the Company hereby represents and warrants to Blockchain Alliance, as of the date hereof and as of the First Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article III.

Section 3.01.               Organization and Qualification. Each Group Company is a legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization. Each Group Company has the requisite power and authority (corporate or otherwise) to own, lease or operate its properties and assets and to carry on its business as it is now being conducted. Each Group Company is duly qualified to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be excepted to have a Company Material Adverse Effect.

Section 3.02.               Corporate Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and Registration Rights Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the Registration Rights Agreement will be, duly executed and delivered by the Company, and when executed and delivered by the Company, assuming due authorization, execution and delivery by Blockchain Alliance which is a counterparty to such agreement, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exception”).

Section 3.03.               Valid Issuance of the Company Exchange Shares. The Company Exchange Shares, when issued in accordance with the terms and conditions of this Agreement and sold against receipt of consideration therefor, will be validly issued, fully paid and nonassessable, free and clear of any and all Liens (other than Permitted Liens).

Section 3.04.               Capitalization.

(a)               The authorized share capital of the Company consists of 1,000,000,000 Company Ordinary Shares, of which 7,00,000,000 Company Ordinary Shares are designated as Company Class A Ordinary Shares and 300,000,000 are designated as Company Class B Ordinary Shares. As of January 31, 2021, there were 443,534,252 Company Class A Ordinary Shares issued and outstanding and 99 Company Class B Ordinary Shares issued and outstanding. All of the issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b)               Except for the Company Exchanges Shares and except as set forth in Section 3.04(a) and Section 3.04(b) and 31,364,570 Company Ordinary Shares reserved for issuance under the duly approved share incentive plans of the Company, there are (i) no issued, reserved for issuance or outstanding shares of capital stock or voting securities of, or other ownership interests in the Company, (ii) no outstanding securities of the Company convertible or exchangeable for shares of capital stock or voting securities of, or other ownership interests in the Company and (iii) no rights, options, warrants, calls or other similar rights, agreements or commitments that obligate the Company to (A) issue, transfer or sell any shares of capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable for such shares of capital stock, voting securities or other ownership interests, (B) give any person a right to subscribe for or acquire any shares of capital stock or voting securities of, or other ownership interests in the Company or (C) redeem or otherwise acquire any shares of capital stock or voting securities of, or other ownership interests in the Company.

(c)               The Company Exchange Shares being issued to Blockchain Alliance hereunder, will not be issued in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal or similar right or any other Contracts, except restrictions imposed by the Securities Act and any applicable state securities Laws.

Section 3.05.               Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement do not and will not materially (a) violate any provision of the Organizational Documents of the Company, (b) violate any Law or Governmental Order applicable to any Group Company or (c) conflict with, result in any breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which any Group Company is a party or result in the creation of any Lien upon any of the properties or assets of any Group Company, other than, in the case of clauses (b) and (c) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not, individually or in the aggregate, reasonably be excepted to have a Company Material Adverse Effect.

Section 3.06.               Governmental Consents and Approvals The execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, other than any approvals or filings required in connection with or in compliance with any obligations under the Securities Act, the Exchange Act and the applicable listing rules and regulations of the stock exchange where the Company is listed, except, in each case, where failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, individually or in the aggregate, reasonably be excepted to result in a Company Material Adverse Effect.

Section 3.07.               No Actions. There are no Actions against any of the Group Companies pending or, to the Knowledge of the Company, threatened before any Governmental Authority which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.08.               SEC Reports; Financial Statements.

(a)               Save as the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2019, the Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished, as applicable, all Company SEC Reports. Each of the Company SEC Reports, as of its filing date and except to the extent corrected by a subsequent Company SEC Report, has complied or, if filed or furnished after the date hereof and before the First Closing Date, will comply, as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such Company SEC Report was filed or amended, as the case may be. No Subsidiary of the Company is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Company SEC Reports did not contain, when filed or furnished (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under section 302 or section 906 of the Sarbanes-Oxley Act of 2002, in each case with respect to the Company SEC Reports.

(b)               The financial statements included or incorporated by reference in the Company SEC Reports (including, in each case, any notes thereto, collectively, the “Company Financial Information”) fairly present (except as may be indicated in the notes thereto), or in the case of Company SEC Reports filed or furnished after the date of this Agreement, will fairly present, to the extent practicable, in all material respects, the financial position and the results of operations, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that are not material in the aggregate). Such Company Financial Information has been prepared in accordance with GAAP applied on a consistent basis, except as specifically indicated in the notes thereto.

(c)             The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of New York Stock Exchange. As of the date hereof, the Company has not received notice from New York Stock Exchange to the effect that the Company is not in compliance with the listing or maintenance requirements of New York Stock Exchange. The Company is not aware of any violation of the listing or maintenance requirements of New York Stock Exchange and is not delisted by New York Stock Exchange or does not reasonably anticipate that the Company will be delisted by New York Stock Exchange in the foreseeable future, nor are the Company’s securities “chilled” by the Depositary Trust Company. The Company and its Subsidiaries are unaware of any facts or circumstances which would reasonably be expected to give rise to any of the foregoing.

(d)               The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 or 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed or furnished under the Exchange Act is accumulated and communicated to Company’s management, including the chief executive officer and chief financial officer of the Company, to allow timely decisions regarding required disclosure. Neither the Company nor, to Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Company’s internal controls and procedures which could reasonably adversely affect Company’s ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated. The Company’s independent registered public accounting firm and the audit committee of the board of directors of the Company have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.09.               Compliance with Laws; Permits.

(a)               Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Group Company has been in compliance with all Laws and Governmental Orders applicable to them. As of the First Closing, the Group Companies hold all Permits necessary for the lawful conduct of their respective businesses as currently conducted and are in compliance with the terms of all such Permits, in each case except as would not, individually or in the aggregate, reasonably be excepted to have a Company Material Adverse Effect.

(b)               None of the Group Companies or to the Knowledge of the Company, any of their respective directors, executives , or agents acting under and with the express authorization of such Group Company, has (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated or is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, the PRC Law on Anti-Unfair Competition promulgated on September 2, 1993, or the Interim Rules on Prevention of Commercial Bribery promulgated on November 15, 1996, or any PRC Law in relation thereto, (iv) established or maintained any fund of corporate monies or other properties not recorded on the books and records of any Group Company, (v) to the Knowledge of the Company, made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) violated or operated in noncompliance with any applicable money laundering law, anti-terrorism law or regulation, anti-boycott regulations, export restrictions or embargo regulations. None of the Group Companies or, to the Knowledge of the Company, any of their respective directors, executives or agents acting under and with the express authorization of such Group Company, is currently the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 3.10.               Taxes. All material Tax Returns of the Group Companies have been timely filed in accordance with applicable Laws and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes (whether or not shown on a Tax Return) of the Group Companies have been timely paid. Each of the Group Companies has timely paid or withheld all material Taxes required to be paid or withheld with respect to its employees, independent contractors, creditors and other third parties and timely paid over such Taxes to the appropriate Governmental Authority. None of the Group Companies has executed any outstanding waiver of any statute of limitations or outstanding extension of the period, for the assessment or collection of any material Tax. To the Knowledge of the Company, no audit or Action of, or with respect to, any material Tax Return or material Taxes of any the Group Company is currently in progress or threatened. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against the Group Companies that has not been satisfied by payment, settled or withdrawn. All preferential tax treatments granted to the Group Companies have been properly approved by or filed with the competent Governmental Authorities in accordance with applicable Laws. No written claim has been made by a Governmental Authority in any jurisdiction where any Group Company has not filed material Tax Return that such Person is or may be subject to material Tax or any filing requirement related to material Tax in that jurisdiction. None of Group Companies is a party to or bound by, or has any obligation under, any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar contract or arrangement to indemnify any other Person with respect to Taxes that will be in effect after the First Closing. The charges, accruals and reserves for Taxes with respect to the Group Companies reflected on the books and records of Group Companies are adequate to cover material Tax liabilities accruing through the end of the last period for which Group Companies ordinarily record items on their respective books. Since the end of the last period for which Group Companies ordinarily record items on their respective books, none of the Group Companies has engaged in any transaction, or taken any action that would materially impact any Tax asset or Tax liability of Group Companies.

Section 3.11.               Absence of Certain Changes or Events. Since December 31, 2020, (a) the Group Companies have conducted all their respective businesses, in each case in all material respects in the ordinary course of business, (b) there has not been any action taken by the Group Companies that would not constitute a breach of Section 5.03, and (c) there has not been any Effect that would, individually or in the aggregate, reasonably be excepted to have a Company Material Adverse Effect.

Section 3.12.               Purchase for Own Account; Economic Risk. The Company is acquiring the Blockchain Alliance Exchange Shares for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act. The Company acknowledges that it (a) can bear the economic risk of its investment in the Blockchain Alliance Exchange Shares, and (b) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Blockchain Alliance Exchange Shares.

Section 3.13.               Private Placement; Non-U.S. Person or Accredited Investor The Company understands that (a) the Blockchain Alliance Exchange Shares have not been registered under the Securities Act or any state securities Laws and (b) the Blockchain Alliance Exchange Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder. The Company represents that it is either (i) an institutional “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, or (ii) is not a U.S. Person and it is located outside the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

Section 3.14.                Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.15.              No Additional Representations. The Company acknowledges that Blockchain Alliance makes no express or implied representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, the Registration Rights Agreement or any written certificate delivered by Blockchain Alliance to the Company in accordance with the terms hereof and thereof, and that any such other representations and warranties are expressly disclaimed and that the Company does not rely on any such other representations and warranties or the accuracy or completeness thereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BLOCKCHAIN ALLIANCE

Except as set forth in the Blockchain Alliance Disclosure Schedule (it being agreed that (i) any information disclosed in such Blockchain Alliance Disclosure Schedule shall be deemed disclosure only with respect to a Section of this Agreement to which the relevance of such information is reasonably apparent to from the text of such information contained in such Blockchain Alliance Disclosure Schedule), Blockchain Alliance represents and warrants to the Company, as of the date hereof and as of the First Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article IV.

Section 4.01.               Corporate Status.

(a)              Blockchain Alliance is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Blockchain Alliance has the requisite power and authority (corporate or otherwise) to own, lease or operate its properties and assets and to carry on its business as it is now being conducted. Blockchain Alliance is duly qualified to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Blockchain Alliance Material Adverse Effect.

(b)               Each Spin-off Entity is a legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization. Each Spin-off Entity has the requisite power and authority (corporate or otherwise) to own, lease or operate its properties and assets and to carry on its business as it is now being conducted. Each Spin-off Entity is duly qualified to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Blockchain Alliance Material Adverse Effect.

(c)               Other than as contemplated by the Blockchain Alliance Group Company Restructuring Schedule, Blockchain Alliance Beijing is a dormant entity which owns no assets (other than immaterial assets), conducts no business or operations, has no liabilities or employees, is not a party to any Contracts and generates no revenue.

Section 4.02.              Corporate Authorization. Blockchain Alliance has all necessary corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and Registration Rights Agreement by Blockchain Alliance have been duly authorized by all necessary corporate action on the part of Blockchain Alliance. This Agreement has been, and the Registration Rights Agreement will be, duly executed and delivered by Blockchain Alliance, and when executed and delivered by Blockchain Alliance, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Blockchain Alliance, enforceable against Blockchain Alliance in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03.               Non-contravention. The execution, delivery and performance by Blockchain Alliance of this Agreement and the Registration Rights Agreement do not and will not materially (a) violate any provision of the Organizational Documents of Blockchain Alliance, (b) violate any Law or Governmental Order applicable to Blockchain Alliance or any Spin-off Entity or (c) conflict with, result in any breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which Blockchain Alliance or any Spin-off Entity is a party or result in the creation of any Lien upon any of the properties or assets of Blockchain Alliance or any Spin-off Entity, other than, in the case of clauses (b) and (c) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not, individually or in the aggregate, reasonably be expected to have a Blockchain Alliance Material Adverse Effect.

Section 4.04.               Governmental Consents and Approvals. The execution, delivery and performance by Blockchain Alliance of this Agreement and the Registration Rights Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, other than any approvals or filings required in connection with or in compliance with any obligations under the Securities Act and the Exchange Act, except, in each case, where failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to result in a Blockchain Alliance Material Adverse Effect.

Section 4.05.               Organizational Documents. Blockchain Alliance has furnished or otherwise made available to the Company complete and correct copies of the Organizational Documents of each Blockchain Alliance Group Company and all such Organizational Documents are in full force and effect.

Section 4.06.               Capitalization of the Blockchain Alliance Target Company.

(a)               Section 4.06(a) of the Blockchain Alliance Disclosure Schedule sets forth the capitalization of the Blockchain Alliance Target Company as of the date hereof and as of the First Closing Date. The Blockchain Alliance Exchange Shares constitute all of the issued and outstanding share capital of the Blockchain Alliance Target Company, all of which have been duly authorized, validly issued and are fully paid and non-assessable. At or prior to the First Closing, Blockchain Alliance shall own the Blockchain Alliance Exchange Shares, beneficially and of record, free and clear of any Liens (other than Permitted Liens). Upon transfer of the Blockchain Alliance Exchange Shares at the First Closing, the Company will acquire good and valid title to all of the Blockchain Alliance Exchange Shares, free and clear of any Liens (other than Permitted Liens).

(b)           Except for the Blockchain Alliance Exchange Shares, there are (i) no issued, reserved for issuance or outstanding shares of capital stock or voting securities of, or other ownership interests in the Blockchain Alliance Target Company, (ii) no outstanding securities of Bitdeer, Blockchain Alliance or any of their Subsidiaries convertible or exchangeable for shares of capital stock or voting securities of, or other ownership interests in the Blockchain Alliance Target Company and (iii) no rights, options, warrants, calls or other similar rights, agreements or commitments that obligate Bitdeer, Blockchain Alliance or any of their Subsidiaries to (A) issue, transfer or sell any shares of capital stock, voting securities or other ownership interests in Blockchain Alliance Target Company or any securities convertible into or exchangeable for such shares of capital stock, voting securities or other ownership interests, (B) give any person a right to subscribe for or acquire any shares of capital stock or voting securities of, or other ownership interests in the Blockchain Alliance Target Company or (C) redeem or otherwise acquire any shares of capital stock or voting securities of, or other ownership interests in the Blockchain Alliance Target Company.

(c)           The Blockchain Alliance Exchange Shares being transferred to the Company or its nominee hereunder, will not be transferred in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal or similar right or any other Contracts, except restrictions imposed by the Securities Act and any applicable state securities Laws.

Section 4.07.               Capitalization of Blockchain Alliance HK and Blockchain Alliance Beijing

(a)               All of the outstanding shares of capital stock or voting securities of, or other ownership interests in Blockchain Alliance HK have been duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record by Blockchain Alliance Target Company, free and clear of any Liens. Except as set forth in Section 4.07 of the Blockchain Alliance Disclosure Schedule, all of the registered capital of, or other ownership interests in Blockchain Alliance Beijing have been duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record by Blockchain Alliance HK, free and clear of any Liens.

(b)               There are (i) no issued, reserved for issuance or outstanding shares of capital stock or voting securities of, or other ownership interests in either Blockchain Alliance HK or Blockchain Alliance Beijing, (ii) no outstanding securities of Bideer, Blockchain Alliance or any of their Subsidiaries convertible or exchangeable for shares of capital stock or voting securities of, or other ownership interests in either Blockchain Alliance HK or Blockchain Alliance Beijing and (iii) no rights, options, warrants, calls or other similar rights, agreements or commitments that obligate Bitdeer, Blockchain Alliance or any of their Subsidiaries to (A) issue, transfer or sell any shares of capital stock, voting securities, or other ownership interests in either Blockchain Alliance HK or Blockchain Alliance Beijing or any securities convertible into or exchangeable for such shares of capital stock, voting securities or other ownership interests, (B) give any person a right to subscribe for or acquire any shares of capital stock or voting securities of, or other ownership interests in either Blockchain Alliance HK or Blockchain Alliance Beijing or (C) redeem or otherwise acquire any shares of capital stock or voting securities of, or other ownership interests in either Blockchain Alliance HK or Blockchain Alliance Beijing.

Section 4.08.               Absence of Certain Changes or Events. Since December 31, 2020, (a) The Spin-off Entities and all Transferred Business shall have been conducted in all material respects in the ordinary course of business consistent with past practice, (b) except as set forth in Section 4.08 of the Blockchain Alliance Disclosure Schedule, there has not been any action taken by Blockchain Alliance or any of its Subsidiaries that would constitute a breach of Section 5.02, and (c) there has not been any Effect that would, individually or in the aggregate, have a Blockchain Alliance Material Adverse Effect.

Section 4.09.               Compliance with Laws; Permits; Sanctions Laws.

(a)               Except as would not, individually or in the aggregate, reasonably be expected to have a Blockchain Alliance Material Adverse Effect, each Spin-off Entity, and each of Bitdeer and its Subsidiaries, to the extent in relation to the Transferred Business, has been in compliance with all Laws and Governmental Orders applicable to them. As of the First Closing, the Spin-off Entities hold all Permits necessary for the lawful conduct of their respective businesses (including but not limited to the Transferred Business) and are in compliance in all respects with the terms of all such Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Blockchain Alliance Material Adverse Effect.

(b)               None of the Spin-off Entities or any of Bitdeer or its Subsidiaries, to the extent in relation to its ownership, management and operation of the Transferred Business, or any of their respective directors, executives or, to the Knowledge of Blockchain Alliance, agents, to the extent in relation to its ownership, management and operation of the Transferred Business, has (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated or is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, the PRC Law on Anti-Unfair Competition promulgated on September 2, 1993, or the Interim Rules on Prevention of Commercial Bribery promulgated on November 15, 1996, or any PRC Law in relation thereto, (iv) established or maintained any fund of corporate monies or other properties not recorded on any of their books and records, (v) to the Knowledge of Blockchain Alliance, made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) violated or operated in noncompliance with any applicable money laundering law, anti-terrorism law or regulation, anti-boycott regulations, export restrictions or embargo regulations. None of the Spin-off Entities or any of Bitdeer or its Subsidiaries, to the extent in relation to its ownership, management and operation of the Transferred Business, or any of their respective directors, executives or, to the Knowledge of Blockchain Alliance, agents is currently the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(c)               To the Knowledge of Blockchain Alliance, neither the Spin-off Entities or any of Bitdeer or its Subsidiaries, to extent in relation to the Transferred Business, or any of their respective directors, officers, employees, agents, affiliates or other Person acting on their behalf (i) is not, or has not, directly or indirectly, engaged in or facilitated any activities that would result in a violation of any of the Sanctions Laws and Regulations since the date of such Sanctions Laws and Regulations; or (ii) is not, or has not, directly or indirectly, engaged in or facilitated any business activity or other business dealings with any Sanctioned Person since the date of the applicable List.

Section 4.10.               Taxes. Except as set forth in Section 4.10 of the Blockchain Alliance Disclosure Schedule, all material Tax Returns of the Spin-off Entities have been timely filed in accordance with applicable Laws and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes (whether or not shown on a Tax Return) of the Spin-off Entities have been timely paid. Each of the Spin-off Entities has timely paid or withheld all material Taxes required to be paid or withheld with respect to its employees, independent contractors, creditors and other third parties and timely paid over such Taxes to the appropriate Governmental Authority. None of the Spin-off Entities has executed any outstanding waiver of any statute of limitations or outstanding extension of the period, for the assessment or collection of any material Tax. To the Knowledge of Blockchain Alliance, no audit or Action of, or with respect to, any material Tax Return or material Taxes of any Spin-off Entity is currently in progress or threatened. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against the Spin-off Entities that has not been satisfied by payment, settled or withdrawn. All preferential tax treatments granted to the Spin-off Entities have been properly approved by or filed with the competent Governmental Authorities in accordance with applicable Laws. No written claim has been made by a Governmental Authority in any jurisdiction where any Spin-off Entity has not filed material Tax Return that such Person is or may be subject to material Tax or any filing requirement related to material Tax in that jurisdiction. None of the Spin-off Entities is a party to or bound by, or has any obligation under, any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar contract or arrangement to indemnify any other Person with respect to Taxes that will be in effect after the First Closing. The charges, accruals and reserves for Taxes with respect to the Spin-off Entities reflected on the books and records of the Spin-off Entities are adequate to cover material Tax liabilities accruing through the end of the last period for which the Spin-off Entities ordinarily record items on their respective books. Since the end of the last period for which the Spin-off Entities ordinarily record items on their respective books, none of the Spin-off Entities has engaged in any transaction, or taken any action that would materially impact any Tax asset or Tax liability of the Spin-off Entities.

Section 4.11.               Material Contracts.

(a)               Except for any Contracts to be executed to commutate the Blockchain Alliance Group Company Restructuring pursuant to the Blockchain Alliance Group Company Restructuring Schedule after the date hereof and any Contract listed in Blockchain Alliance Group Company Restructuring Schedule, Section 4.11 of the Blockchain Alliance Disclosure Schedule sets forth a complete list of each of the following Contracts (i) that any Spin-off Entity is a party to, (ii) which the Spin-off Entity’ properties or assets are bound by, and (iii) the Transferred Business are subject to (each such Contract described in clauses (i) to (xvii) below, is referred to as a “Material Contract”) and that have not expired or been terminated:

(i)          any Contract relating to the issuance of any share capital or voting securities of or any other ownership interests in any Spin-off Entity or any securities convertible, exchangeable or exercisable into any share capital or voting securities of or any other ownership interests in any Spin-off Entity;

(ii)         any Contract that involves payments (or a series of payments), contingent or otherwise, of RMB100,000 or more individually or in the aggregate with respect to a series of related agreements, in cash, property or services;

(iii)        any Contract relating to Indebtedness or placing of a Lien (other than a Permitted Lien) on (a) any assets of any Spin-off Entity, or (b) Transferred Business, in each case involving an aggregate amount as of the date hereof greater than RMB100,000;

(iv)        any Contract under which any Spin-off Entity has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds involving an amount in excess of RMB100,000 individually or in any series of related transaction;

(v)         any joint venture contracts, strategic cooperation, partnership arrangements or other agreements, including those involving a sharing of profits, losses, costs or liabilities with any third party;

(vi)        any Contract that limits, or purports to limit, the ability of any Spin-off Entity or any of the Transferred Business to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)       any Contracts that contain continuing indemnification, guarantee, earn-out or other contingent payment obligations, in each case involving an aggregate amount as of the date hereof greater than RMB100,000;

(viii)      any Contract for the acquisition or disposition, directly or indirectly (including by merger, consolidation, combination or amalgamation) of assets or share capital or other equity interests of another Person, for a consideration in excess of RMB100,000;

(ix)        any Contract with Governmental Authority;

(x)         any Contracts that prohibits the payment of dividends or distributions in respect of the share capital of any Spin-off Entity, prohibits the pledging of such share capital or prohibits the issuance of guarantees by any Spin-off Entity;

(xi)        any Contract that will be terminated or varied upon consummation of the Transactions or upon a change of control of the Spin-off Entities or the Transferred Business, as applicable, will subject the consummation of the Transactions to the consent of any Person or will trigger any payment to any Person as a result of the consummation of the Transactions;

(xii)       any Contract (a) between any Spin-off Entity, on the one hand, and any Related Person, on the other hand, and (b) between Bitdeer or any of its Subsidiaries, on the one hand, and any Related Person, on the other hand, with respect to the Transferred Business, in each case, other than any employment agreement relating to services as employees, officers or directors of any Spin-off Entity;

(xiii)      any Contract relating to any license or acquisition of any Intellectual Property providing for annual payments (a) to or by any Spin-off Entity or (b) with respect to any Transferred Business, in each case, in the amount in excess of RMB100,000;

(xiv)      any Contract involving the waiver, compromise, or settlement of any material Action;

(xv)       any Contract that contains any dealer, sales representative, marketing or other similar agreement with an amount which is in excess of RMB100,000; and

(xvi)      any Contract pursuant to which any Spin-off Entity has granted a power of attorney, agency or similar authority to a third party.

(b)                     A true and complete copy of each Material Contract has been made available to the Company by Blockchain Alliance. Each Material Contract is a legal, valid and binding obligation of the relevant Spin-off Entity, Blockchain Alliance or applicable Subsidiaries of Blockchain Alliance, and, to the Knowledge of Blockchain Alliance, the other parties thereto, in full force and effect and enforceable in accordance with its terms subject to the Bankruptcy and Equity Exception. None of the Spin-off Entities or, to the Knowledge of Blockchain Alliance, any other party thereto is in breach or violation of, or default under, any Material Contract in any material respect. The Spin-off Entities have not received any written claim or notice of default, amendment, modification, termination or cancellation under any such Material Contract in any material respect.

Section 4.12.                Labor; Employment Matters; Employee Benefit Plans.

(a)                     No Spin-off Entity is a party to any collective bargaining, trade union or works council agreement or other labor union contract, and, to the Knowledge of Blockchain Alliance, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of the Spin-off Entities. Since the incorporation date of respective Spin-off Entity, there has been no organized strike, slowdown, work stoppage or lockout, or similar activity or, to the Knowledge of Blockchain Alliance, threat thereof, by or with respect to any employee of the Spin-off Entities or any Transferred Employee.

(b)                     The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for any of the Blockchain Alliance Group Companies to consummate any of the Transactions.

(c)                     Except as would not reasonably be expected to have a Blockchain Alliance Material Adverse Effect, (i) Spin-off Entities are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, social insurance, collective bargaining and the payment and withholding of Taxes, and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of Blockchain Alliance, threatened against any of the Spin-off Entities or any of the Transferred Business before any Governmental Authority.

(d)                     None of the Spin-off Entities has adopted any material benefit and compensation plans, agreements, or arrangements, whether written or oral, including, without limitation, plans and agreements to provide severance or fringe benefits, covering current or former service providers.

Section 4.13.                Real Property; Title to Assets.

(a)                     Section 4.13 of the Blockchain Alliance Disclosure Schedule sets forth a true, correct and complete list of all real property and interests in real property owned by the Spin-off Entities (collectively, the “Owned Real Property”) as of the date hereof. Except as would not, individually or in the aggregate, reasonably be excepted to have a Blockchain Alliance Material Adverse Effect, (i) the Spin-off Entities have a good and valid title to all the Owned Real Property free and clear of any Liens, except for Permitted Liens, and (ii) possession and quiet enjoyment of the Owned Real Property by the Spin-off Entities have not been disturbed and, to the Knowledge of Blockchain Alliance, there are no disputes with respect to such Owned Real Property.

(b)                     Section II (第二部分) of the Blockchain Alliance Group Company Restructuring Schedule sets forth a true, correct and complete list of all real property and interests in real property currently owned by Blockchain Alliance or certain of its Subsidiaries to be transferred to Blockchain Alliance HK or Blockchain Alliance Beijing before the First Closing pursuant to this Agreement and Blockchain Alliance Group Company Restructuring Schedule (collectively with certain other assets listed in Section II (第二部分) of the Blockchain Alliance Group Company Restructuring Schedule, the “Purchased Assets”). Except as would not, individually or in the aggregate, reasonably be excepted to have a Blockchain Alliance Material Adverse Effect, as of the First Closing, (i) Blockchain Alliance HK or Blockchain Alliance Beijing shall have a good and valid title to all the Purchased Assets free and clear of any Liens, except for Permitted Liens, and (ii) the possession and quiet enjoyment of the Purchased Assets by Blockchain Alliance HK or Blockchain Alliance Beijing shall have not been disturbed and, to the Knowledge of Blockchain Alliance, there are no disputes with respect to such Purchased Assets.

(c)                     Blockchain Alliance has made available to Company true, correct and complete copies of all leases, subleases and other agreements and all modifications, amendments and supplements thereto (collectively, the “Real Property Leases”) under which (i) any Spin-off Entity uses or occupies or has the right to use or occupy, now or in the future, any leased real property; and (ii) the Transferred Business is operated in any leased real property. Except as would not, individually or in the aggregate, reasonably be excepted to have a Blockchain Alliance Material Adverse Effect, with respect to each Real Property Lease, as of the First Closing: (x) such Real Property Lease constitutes a valid and legally binding obligation of the Spin-off Entities and, to the Knowledge of Blockchain Alliance, the other parties thereto, in full force and effect and enforceable in accordance with its terms subject to the Bankruptcy and Equity Exception, (y) the Spin-off Entities have a good and valid leasehold interest in the leased real property under such Real Property Lease, free and clear of all Liens, except for Permitted Liens, (z) possession and quiet enjoyment of the leased real property under such Real Property Lease by the Spin-off Entities have not been disturbed and, to the Knowledge of Blockchain Alliance, there are no disputes with respect to such Real Property Lease, and (iv) the Spin-off Entities are not and, to the Knowledge of Blockchain Alliance, no other party to such Real Property Lease is, in breach or default under such Real Property Lease.

(d)                     At the First Closing, the Spin-off Entities shall own and possess all private keys for digital assets to the extent needed to carry out the Transferred Business. At the First Closing, the Spin-off Entities shall maintain effective control over all of its cryptocurrency wallets and proper storage of the private keys. to the Knowledge of Blockchain Alliance, the Spin-off Entities shall, at the First Closing, not be exposed to any potential liabilities caused by theft or loss of digital assets stored with the wallets transferred with the Transferred Business by any third party users.

(e)                     Except as would not, individually or in the aggregate, reasonably be excepted to have a Blockchain Alliance Material Adverse Effect, the Spin-off Entities have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets, in each case free and clear of all Liens, except for Permitted Liens.

Section 4.14.               Intellectual Property Rights.

(a)                     Except as would not, individually or in the aggregate, reasonably be excepted to have a Blockchain Alliance Material Adverse Effect, the Spin-off Entities (i) own all right, title and interest in and to the Currently Owned Intellectual Property as of the date hereof and as of the First Closing Date, and (ii) own all right, title and interest in and to the Transferred Intellectual Property (including but not limited to the ownership of and registration right to the domain name btc.com) (together with the Currently Owned Intellectual Property, “Owned Intellectual Property”) as of the First Closing Date, in each case free and clear of all Liens (other than Permitted Liens) and have valid and sufficient rights to use all other Intellectual Property used in, or necessary to conduct, the business of the Spin-off Entities as currently conducted and the Transferred Business, free and clear of all Liens (other than Permitted Liens) (together with the Owned Intellectual Property, the “Blockchain Alliance Intellectual Property”).

(b)                     Except as would not, individually or in the aggregate, reasonably be excepted to have a Blockchain Alliance Material Adverse Effect, no Bitdeer or applicable Subsidiaries of Bitdeer has received written notice of any claim that any Spin-off Entity has or is, or any Transferred Business was or is involved in, any infringement, dilution or misappropriation of any Intellectual Property right of any Person, including any demands or unsolicited offers to license any Intellectual Property. Except as would not, individually or in the aggregate, reasonably be excepted to have a Blockchain Alliance Material Adverse Effect, none of the Spin-off Entities or the Transferred Business infringes, dilutes or misappropriates or has infringed, diluted or misappropriated any Intellectual Property rights of any Person. To the Knowledge of Blockchain Alliance, no Person is currently infringing, diluting or misappropriating the Owned Intellectual Property in any material respect.

(c)                     Except as would not, individually or in the aggregate, reasonably be excepted to have a Blockchain Alliance Material Adverse Effect, there are no pending or, to the Knowledge of Blockchain Alliance, threatened, Actions by any Person challenging the validity or enforceability of, or the use or ownership by any Spin-off Entity of, any Blockchain Alliance Intellectual Property.

Section 4.15.                  No Actions. There are no Actions against any of the Spin-off Entities or against the Transferred Business pending or, to the Knowledge of Blockchain Alliance, threatened before any Governmental Authority which would, individually or in the aggregate, reasonably be expected to result in a Blockchain Alliance Material Adverse Effect.

Section 4.16.                  Environmental Matters. The Spin-off Entities and the Transferred Business have complied and is in compliance in all material respects with all applicable environmental Laws, have obtained and possess and has been in compliance in all material respects with all permits, licenses and other authorizations necessary to operate the business as currently operated under any environmental Law, and all such environmental Permits are in full force and effect.

Section 4.17.                  Related Party Transactions. Except as set forth in Section 4.17 of the Blockchain Alliance Disclosure Schedule, as of the First Closing Date, no Related Person of any Spin-off Entity (a) has, directly or indirectly, a material economic interest in any Person that (i) furnishes or sells services or products that competes with the Transferred Business, or (ii) is otherwise engaged in business that directly competes with the Transferred Business, (b) has, directly or indirectly, an economic interest in any Person that purchases from or sells or furnishes to any Spin-off Entity any material value of goods or services, (c) has, directly or indirectly, a beneficial interest in any Material Contract to which any Spin-off Entity is a party, (d) has, directly or indirectly, any material contractual or other arrangement with any Spin-off Entity, (e) received any payment or other benefit from any Spin-off Entity, or (f) advanced or owed any material amount of money to any Spin-off Entity. No Spin-off Entity has extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer of Blockchain Alliance Group Company.

Section 4.18.                  Purchase for Own Account; Economic Risk. Except for the proposed distribution of Company Exchange Shares to Blockchain Alliance’s shareholders as of the First Closing, Blockchain Alliance is acquiring the Company Exchange Shares for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act. Blockchain Alliance acknowledges that it (a) can bear the economic risk of its investment in the Company Exchange Shares, and (b) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Company Exchange Shares.

Section 4.19.                  Private Placement. Non-U.S. Person or Accredited Investor. Blockchain Alliance understands that (a) the Company Exchange Shares have not been registered under the Securities Act or any state securities Laws and (b) the Company Exchange Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder. Blockchain Alliance represents that it is either (i) an institutional “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, or (ii) is not a U.S. Person and it is located outside the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act. Blockchain Alliance acknowledges that the certificates representing the Company Exchange Shares will bear the following legend:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE SHARES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE REGISTRATION RIGHTS AGREEMENT, DATED BY AND BETWEEN BLOCKCHAIN ALLIANCE TECHNOLOGIES HOLDINGS COMPANY AND THE COMPANY.”

Section 4.20.                   Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Blockchain Alliance Group Company.

Section 4.21.                  No Additional Representations. Blockchain Alliance acknowledges that the Company makes no express or implied representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, the Registration Rights Agreement or any written certificate delivered by the Company to Blockchain Alliance in accordance with the terms hereof and thereof, and that any such other representations and warranties are expressly disclaimed and that Blockchain Alliance does not rely on any such other representations and warranties or the accuracy or completeness thereof.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.01.                  Further Assurance. During the period from the date of this Agreement to the earlier of the First Closing Date, each of the Parties agrees to do or cause to be done all things necessary or reasonably advisable under applicable Laws to consummate the Transactions on a timely basis, including using its commercially reasonable efforts to give such notices and obtain all other authorizations, consents, orders and approvals of all Governmental Authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement. Blockchain Alliance shall, promptly after the date hereof but in any case before the First Closing, provide the Company the documents and information in relation to the Transferred Business listed in Schedule III in reasonable details.

Section 5.02.                  Conduct of Business of Spin-off Entities and Transferred Business Prior to First Closing. Except as required by any Law, or in line with the ordinary course of business consistent with past practice (including, for the avoidance of doubt, ordinary marketing activities), or expressly required or permitted by this Agreement, or pursuant to the Blockchain Alliance Group Company Restructuring Schedule, or with the prior written consent of the Company, from the date hereof to the First Closing Date, Blockchain Alliance shall ensure that its applicable Affiliates conduct the Transferred Business, and shall cause the Spin-off Entities to be operated and the Transferred Business to be conducted, in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (a) preserve substantially intact the present business organization of the Spin-off Entities and the Transferred Business, (b) maintain, in all material respects, the assets, properties, operations and the Permits of the Spin-off Entities and the Transferred Business, (c) keep available the services of the key directors and executive officers of the Spin-off Entities and the Transferred Business, (d) preserve, in all material respects, the present relationships with the Persons with which any Spin-off Entity or the Transferred Business has material business relationships, and (e) manage the working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) of the Spin-off Entities, and the applicable Affiliates of Blockchain Alliance with respect to the Transferred Business, in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as required by any Law, or in line with the ordinary course of business consistent with past practice (including, for the avoidance of doubt, ordinary marketing activities) (which should not apply to any item set forth in Section 5.02(a) through Section 5.02(f)), or expressly required, or permitted by this Agreement or pursuant to the Blockchain Alliance Group Company Restructuring Schedule, or as set forth in Section 5.02 of Blockchain Alliance Disclosure Schedule, or with the prior written consent of the Company, Blockchain Alliance agrees that, from the date hereof to the First Closing Date, Blockchain Alliance shall not and shall cause none of the Spin-off Entities to take any of the following actions, or agree, resolve or commit to do any of the foregoing actions:

(a)                     amend the Organizational Documents of any of Blockchain Alliance and Spin-off Entities;

(b)                     issue, sell, transfer or dispose of, or pledge, redeem, purchase or acquire, any shares of the capital stock or other equity interests of any of Blockchain Alliance and Spin-off Entities, or grant any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements or rights to purchase or otherwise acquire any shares of the capital stock or other equity interests of any of Blockchain Alliance and Spin-off Entities, or grant any stock appreciation, phantom stock, profit participation, or similar rights, of any of Blockchain Alliance and Spin-off Entities;

(c)                     effect any recapitalization, reclassification, share split or like change in the capitalization of any of Blockchain Alliance and Spin-off Entities;

(d)                     effect or commence any liquidation, bankruptcy, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any Spin-off Entity (other than transactions contemplated in the Blockchain Alliance Group Company Restructuring Schedule);

(e)                     make or change any material Tax election, adopt or change a method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in material Tax liability of any of Spin-off Entities;

(f)                      declare or pay or set aside for payment of any dividends on authorize or make other distributions in respect of any of the capital stock or other equity interests of any of Spin-off Entities;

(g)                     incur, terminate or prepay any Indebtedness, or incur capital expenditures or similar obligations or liabilities, in excess of RMB100,000 in the aggregate by any of Spin-off Entities;

(h)                     acquire or agree to acquire any real property, corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets by any of Spin-off Entities, other than such acquisitions in an amount not to exceed RMB100,000 in the aggregate (other than transactions contemplated in the Blockchain Alliance Group Company Restructuring Schedule);

(i)                       sell, lease, pledge, assign, transfer or dispose of or incur any Lien on assets having a value in excess of RMB100,000 in the aggregate by any of Spin-off Entities (other than transactions contemplated in the Blockchain Alliance Group Company Restructuring Schedule);

(j)                       (A) hire or retain any officer, director, employee or individual independent contractor with annual base compensation of RMB500,000 or more by any of Spin-off Entities, (B) terminate the service of any officer, director, employee or individual independent contractor with annual base compensation of RMB500,000 or more, other than for “cause” or take any action that is reasonably likely to give rise to a “good reason” (or any term of similar import) claim by any of Spin-off Entities; (C) increase in any manner any compensation, bonus, benefits payable or severance entitlements of any officer, director, employee or individual independent contractor by 5% by any of Spin-off Entities; or (D) adopt, enter into or amend any share incentive plan or material benefits plan by any of Spin-off Entities;

(k)                     enter into any new line of business, or abandon or discontinue any existing lines of business by any of Spin-off Entities (other than transactions contemplated in the Blockchain Alliance Group Company Restructuring Schedule);

(l)                       make any loans, advances or capital contributions to, or investments in, any other Person in excess of RMB100,000 in the aggregate by any of Spin-off Entities (other than transactions contemplated in the Blockchain Alliance Group Company Restructuring Schedule);

(m)                   enter into, amend or modify in any material respect or terminate any Material Contract (or any Contract that would have been a Material Contract if in effect on the date hereof) or otherwise waive, release or assign any material rights, claims or benefits by any of Spin-off Entities (other than transactions contemplated in the Blockchain Alliance Group Company Restructuring Schedule);

(n)                     settle, or offer or propose to settle, (i) any material Action with an amount in excess of RMB100,000, or (ii) any Action that relates to the Transactions, in each case by any of Spin-off Entities;

(o)                     sell, lease, license, or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect any material Blockchain Alliance Intellectual Property by any of Spin-off Entities (other than transactions contemplated in the Blockchain Alliance Group Company Restructuring Schedule);

(p)                     mortgage, pledge or subject to any material Lien (other than Permitted Liens) over any asset, in excess of RMB100,000 in the aggregate by any of Spin-off Entities;

(q)                     terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage by any of Spin-off Entities;

(r)                      undertake any action or fail to take any action that would have a Blockchain Alliance Material Adverse Effect;

(s)                      enter into, amend or modify in any material respect or terminate any Material Contract (or any Contract that would have been a Material Contract if in effect on the date hereof) or otherwise waive, release or assign any material rights, claims or benefits by any of Spin-off Entities (other than transactions contemplated in the Blockchain Alliance Group Company Restructuring Schedule); or

(t)                       agree, resolve or commit to do any of the foregoing.

Section 5.03.                  Conduct of Business of the Company Prior to First Closing. Except as required by any Law, or in line with the ordinary course of business (including, for the avoidance of doubt, ordinary marketing activities), or expressly required or permitted by this Agreement, or pursuant to the Blockchain Alliance Group Company Restructuring Schedule, or with the prior written consent of Blockchain Alliance, from the date hereof to the Frist Closing Date, the Company shall, and shall cause each of its Subsidiaries to, conduct the business of the Group Companies in the ordinary course of business and use commercially reasonable efforts to (a) preserve substantially intact the present business organization of the Group Companies, (b) maintain, in all material respects, the assets, properties, operations and the Permits of the Group Companies, (c) keep available the services of the key directors and executive officers of the Group Companies, (d) preserve, in all material respects, the present relationships with the Persons with which any Group Company has material business relationships, and (e) manage the working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) of the Group Companies in the ordinary course of business. Without limiting the generality of the foregoing, except as required by any Law, or in line with the ordinary course of business (including, for the avoidance of doubt, ordinary marketing activities) (which should not apply to any item set forth in Section 5.03(a) through Section 5.03(d)), or expressly required or permitted by this Agreement, or pursuant to the Blockchain Alliance Group Company Restructuring Schedule, or with the prior written consent of Blockchain Alliance, the Company agrees that, from the date hereof to the Closing Date, the Company shall not take, and shall not cause any of its Group Companies to take, any of the following actions, or agree, resolve or commit to do any of the foregoing actions:

(a)                     amend Organizational Documents of the Company other than the change of name of the Company;

(b)                     effect any recapitalization, reclassification, share split or like change in the capitalization of the Company;

(c)                     effect or commence any liquidation, bankruptcy, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company and Company Significant Subsidiaries (other than transactions contemplated in the Blockchain Alliance Group Company Restructuring Schedule);

(d)                     declare or pay or set aside for payment of any dividends on authorize or make other distributions in respect of any of its capital stock or other equity interests;

(e)                     fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(f)                      agree, resolve or commit to do any of the foregoing.

Section 5.04.                  No Solicitation. Blockchain Alliance agrees that for a period of twenty-four (24) months following the First Closing, it will not and it will ensure that its Affiliates (and any Person acting on behalf of or in concert with it or any of its Affiliates) will not, directly or indirectly, solicit for employment or hire any officer, director, or employee of any Spin-off Entity. The restrictions of this Section 5.04 shall not prohibit Blockchain Alliance or its Affiliates, however, from (i) conducting any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, directly or through any agent (including placement and recruiting agencies) that is not directed at such Persons, or (ii) hiring any such Person (a) who approaches Blockchain Alliance in response to such advertisements or general solicitations, (b) who contacts Blockchain Alliance on his or her own initiative without any direct or indirect solicitation from Blockchain Alliance or (c) whose employment with any Spin-off Entity has ceased.

Section 5.05.                  PRC Tax Matters. The Parties hereby acknowledge, covenant and agree that (i) the Company and the Blockchain Alliance Group Companies shall have no obligation to pay any Tax assessed by the applicable PRC Governmental Authority on Blockchain Alliance to be paid by with respect to the sale of the Blockchain Alliance Exchange Shares pursuant to this Agreement and (ii) Blockchain Alliance shall bear and pay any Tax as assessed by the applicable PRC Governmental Authority on Blockchain Alliance with respect to the sale of the Blockchain Alliance Exchange Shares pursuant to this Agreement.

Section 5.06.                  Access to Information. (a) Subject to applicable Law, from the date hereof to the First Closing Date, Blockchain Alliance shall (i) give, and shall cause to be given, the Company and its Representatives, upon prior written notice, reasonable access, during normal business hours and under reasonable circumstances, to the offices, properties, books and records of the Spin-off Entities and the Transferred Business, (b) furnish, and shall cause to be furnished, to the Company and its Representatives such financial and operating data and other information relating to the Spin-off Entities and the Transferred Business as such Persons may reasonably request and (c) instruct the Representatives of the Blockchain Alliance Group Companies to cooperate with the Company in its investigation of the Spin-off Entities and the Transferred Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Blockchain Alliance and its Subsidiaries.

(b) Subject to applicable Law, from the date hereof to the First Closing Date, the Company shall (i) give, and shall cause to be given, Blockchain Alliance and its Representatives, upon prior written notice, reasonable access, during normal business hours and under reasonable circumstances, to the offices, properties, books and records of the Company and its Subsidiaries, (b) furnish, and shall cause to be furnished, to Blockchain Alliance and its Representatives such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request and (c) instruct the Representatives of the Company and its Subsidiaries to cooperate with Blockchain Alliance in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Blockchain Alliance acknowledges that certain information obtained pursuant to this Section 5.06(b) may constitute material non-public information under applicable securities laws and acknowledges and understands that applicable securities laws limit trading in securities while in possession of any material non-public information.

Section 5.07.                  Related Party Arrangements. Except as set forth in Section 5.07 of the Blockchain Alliance Disclosure Schedule, Blockchain Alliance shall cause all Contracts, commitments or arrangements between or among any Spin-off Entity, on the one hand, and any of its Related Person, on the other hand, to be terminated effective as of the First Closing without continuing liability of any kind on any Spin-off Entity, and Blockchain Alliance shall deliver written evidence of such termination to the Company at or prior to the First Closing.

Section 5.08.                  Notices of Certain Events. Each of the Company and Blockchain Alliance shall promptly notify the other in writing of:

(a)                     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b)                     any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)                     any Actions commenced or, to the Knowledge of the Company or the Knowledge of Blockchain Alliance, threatened against any Group Company or any of Blockchain Alliance and the Blockchain Alliance Group Companies, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such Party pursuant to such Party’s representations and warranties contained herein, or that relate to the consummation of the Transactions;

(d)                     if any inaccuracy or breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company or Blockchain Alliance, as the case may be, set forth in this Agreement shall have occurred that would cause the conditions set forth in Article VI not to be satisfied;

(e)                     any material failure of the Company or Blockchain Alliance, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

(f)                      the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of the Company or Blockchain Alliance, as applicable, to effect the transactions contemplated hereby not to be satisfied.

provided, however, that the delivery of any notice pursuant to this Section 5.08 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 5.09.                  Release. Effective as of the First Closing, Blockchain Alliance, on behalf of itself, its successors and assigns, Affiliates and its and their respective equityholders, members, managers, partners, directors, officers, employees, agents and other Representatives (collectively, the “Blockchain Alliance Releasing Parties”), does hereby unconditionally and irrevocably release and discharge the Spin-off Entities and their respective predecessors, successors, direct or indirect equityholders, assigns and Affiliates, and their respective members, managers, partners, directors, officers, employees, agents and other representatives in their capacities as such (collectively, the “Blockchain Alliance Released Parties”), from any and all Losses, liabilities or claims of every kind, in connection with any transaction or occurrence arising up to and including the First Closing, whether in law, equity or otherwise, known or unknown, suspected or unsuspected (including any fiduciary duty Actions against the Blockchain Alliance Released Parties) that any Blockchain Alliance Releasing Party now has, has had or could have asserted against any of the Blockchain Alliance Released Parties prior to and including the First Closing Date (including with respect to, arising out of or relating to any Blockchain Alliance Releasing Party’s status (directly or indirectly through one or more other Persons) as an employee, stockholder, option holder, representative, agent, director and/or officer of any Blockchain Alliance prior to and including the First Closing Date) (collectively, the “Blockchain Alliance Released Claims”). Each Blockchain Alliance Releasing Party hereby irrevocably agrees to refrain from, directly or indirectly, asserting any Action against any Blockchain Alliance Released Party based upon any Blockchain Alliance Released Claim.

Section 5.10.                  Listing. The Company will make best efforts to maintain the listing and trading of its the Company Ordinary Shares or the Company ADSs on New York Stock Exchange, and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of FINRA and such exchange, as applicable.

Section 5.11.                  Company’s Covenant. (a) During the period from the First Closing until December 31, 2021, the Company agrees that (i) the Company and its Affiliates will make decisions relating to the management and strategy of the Transferred Business then operated by the Company in good faith and in a manner consistent with the reasonable industry standards, and (ii) neither the Company nor its Affiliates shall take any action or refrain from taking any action with the intent to prevent or limit the possibilities of the occurrence of the issuance and sale of the Earn-Out Company Exchange Shares, (b) within three (3) months following the First Closing Date, the Company agrees and covenants to repay or return Blockchain Alliance the number of each type of cryptocurrencies (the “Reserved Amount”) equal to the quantity of balances of such type of cryptocurrencies with respect to the Transferred Business as of the date immediately preceding the First Closing Date which shall exclude such type of cryptocurrencies payable to any third party including without limitation cryptocurrencies miners and shall be certified by a director of Blockchain Alliance at the First Closing, and (c) subject to this Agreement and the Registration Rights Agreement, the Company shall cooperate with Blockchain Alliance to update the register of members of the Company and issue the new share certificates of the Company in the event that the Blockchain Alliance distributes the Company Exchange Shares to Blockchain Alliance’s shareholders.

Section 5.12.                  Mining Pool Business Operation. During the period from the First Closing until the Second Closing, the Parties acknowledge and agree that (i) the mining pool business transferred to the Company shall be operated by an operation team with its members appointed by Bitdeer and shall be operated under the direction of Bitdeer, (ii) Bitdeer is entitled to change the composition of such operation team and its members’ duties and responsibilities, as necessary at its sole discretion, and (iii) the Company is entitled to appoint one (1) financial staff and other staff to assist the operation of such mining pool business.

ARTICLE VI
CONDITIONS TO FIRST CLOSING

Section 6.01.                  Conditions to Obligations of the Company to First Closing. The obligations of the Company to consummate the Transactions contemplated at the First Closing shall be subject to the satisfaction or waiver (where permissible), at or prior to the First Closing, of each of the following conditions:

(a)               The representations and warranties of Blockchain Alliance contained in Article IV of this Agreement (i) that are qualified by materiality or Blockchain Alliance Material Adverse Effect, shall be true and correct in all respects, and (ii) that are not qualified by materiality or Blockchain Alliance Material Adverse Effect, shall be true and correct in material respects, in each case of (i) and (ii), as of the date of this Agreement and as of the First Closing (except for representations and warranties that expressly speak as of a specified date, in which case as of such specified date).

(b)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining, prohibiting or otherwise making the consummation of the Transactions illegal (an “Injunction”).

(c)               Blockchain Alliance shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement that are required to be performed or complied with by it at or prior to the First Closing.

(d)               No Blockchain Alliance Material Adverse Effect shall have occurred following the date of this Agreement.

(e)               Blockchain Alliance shall have delivered to the Company a certificate, dated as of the First Closing Date, signed by a duly authorized executive officer of Blockchain Alliance, certifying that the conditions specified in Section 6.01(a) through Section 6.01(d) are satisfied.

(f)                The Purchased Assets (including but not limited to the entire mining pool business of Bitdeer), Transferred Intellectual Property (including but not limited to the ownership of and registration right to the domain name btc.com), Transferred Employees, Transferred Contracts and other assets relating to the Transferred Business shall have been duly transferred from Blockchain Alliance Singapore to the Spin-off Entities pursuant to the Blockchain Alliance Group Company Restructuring Schedule, and Blockchain Alliance shall have delivered reasonable supporting documents evidencing the same to the Company.

Section 6.02.                  Conditions to Obligations of Blockchain Alliance to First Closing. The obligations of Blockchain Alliance to consummate the Transactions contemplated at the First Closing shall be subject to the satisfaction or waiver (where permissible), at or prior to the First Closing, of each of the following conditions:

(a)               The representations and warranties of the Company contained in Article III (i) that are qualified by materiality or Company Material Adverse Effect, shall be true and correct in all respects, and (ii) that are not qualified by materiality or Company Material Adverse Effect, shall be true and correct in material respects, in each case of (i) and (ii), as of the date of this Agreement and as of the First Closing (except for representations and warranties that expressly speak as of a specified date, in which case as of such specified date).

(b)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Injunction.

(c)               The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement that are required to be performed or complied with by it at or prior to the First Closing.

(d)               No Company Material Adverse Effect shall have occurred following the date of this Agreement.

(e)               The Company shall have delivered to Blockchain Alliance a certificate, dated as of the First Closing Date, signed by a duly authorized executive officer of the Company, certifying that the conditions specified in Section 6.02(a) through 6.02(d) are satisfied.

(f)                The Company shall remain listed on New York Stock Exchange and the listing application for the Company Exchange Shares, if applicable, shall have been approved by New York Stock Exchange. As of the First Closing Date, The Company shall not have received any written notice from New York Stock Exchange that it has failed, or would reasonably be expected to fail to meet the New York Stock Exchange listing requirements as of the First Closing Date for any reason, where such notice has not been subsequently withdrawn by New York Stock Exchange or the underlying failure appropriately remedied or satisfied.

ARTICLE VII
INDEMNIFICATION

Section 7.01.                  Survival of Representations and Warranties.

(a)               The representations and warranties of the Company contained in this Agreement shall survive the First Closing until one (1) year after the First Closing; provided, however, that the Company Fundamental Reps shall survive indefinitely. The covenants and agreements of the Company set forth in this Agreement shall survive the First Closing until fully discharged in accordance with their terms. Blockchain Alliance’s right to indemnification with respect to the representations, warranties, covenants or agreements of the Company shall not be affected or deemed waived by reason of any investigation made at any time by or on behalf of Blockchain Alliance.

(b)               The representations and warranties of Blockchain Alliance contained in this Agreement shall survive the First Closing until one (1) year after the First Closing; provided, however, that the Blockchain Alliance Fundamental Reps shall survive indefinitely. The covenants and agreements of Blockchain Alliance set forth in this Agreement shall survive the First Closing until fully discharged in accordance with their terms. The Company’s right to indemnification with respect to the representations, warranties, covenants or agreements of Blockchain Alliance shall not be affected or deemed waived by reason of any investigation made at any time by or on behalf of the Company.

(c)               Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such claims shall survive until finally resolved.

Section 7.02.         Indemnification by the Company. Following the First Closing, the Company shall indemnify and defend each of Blockchain Alliance and its Representatives (each a “Blockchain Alliance Indemnified Party”) against, and shall hold each of them harmless from and against, any and all Losses actually suffered or incurred by, or imposed upon, the Blockchain Alliance Indemnified Parties arising out of or resulting from:

(a)               any material inaccuracy or material breach of any representation or warranty made by the Company under this Agreement; or

(b)               any material violation or material nonperformance of any covenant or agreement of the Company under this Agreement.

Section 7.03.                  Indemnification by Blockchain Alliance. Following the First Closing, Blockchain Alliance shall indemnify and defend the Company and its Representatives (each a “Company Indemnified Party”) against, and shall hold each of them harmless from and against, any and all Losses actually suffered or incurred by, or imposed upon, the Company Indemnified Parties arising out of or resulting from:

(a)               any material inaccuracy or material breach of any representation or warranty made by Blockchain Alliance under this Agreement;

(b)               any material violation or material nonperformance of any covenant or agreement by Blockchain Alliance under this Agreement;

(c)               Blockchain Alliance’s failure to timely pay any Taxes imposed on Blockchain Alliance in connection with any corporate restructuring of the Spin-off Entities conducted in furtherance of the Blockchain Alliance Group Company Restructuring under any applicable Laws; or

(d)               Any claim or dispute arising from conducting the Blockchain Alliance Group Company Restructuring in material violation of applicable laws or contracts to which the Spin-off Entity is a party or the Transferred Business are bound by.

Section 7.04.                  Limits on Indemnification. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)      The Company shall not be liable for any claim for indemnification pursuant to Section 7.02 unless and until the aggregate amount of all indemnifiable Losses under Section 7.02 exceeds US$1 million, in which event the Company shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Company shall be liable pursuant to Section 7.02 shall not exceed US$7.68 million.

(b)      Blockchain Alliance shall not be liable for any claim for indemnification pursuant to Section 7.03 unless and until the aggregate amount of all indemnifiable Losses under Section 7.03 exceeds US$1 million, in which event Blockchain Alliance shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Blockchain Alliance shall be liable pursuant to Section 7.03 shall not exceed US$7.68 million.

(c)      Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply to Losses arising out of or resulting from any inaccuracy or breach of any Company Fundamental Reps, Blockchain Alliance Fundamental Reps or any failure by either the Company or Blockchain Alliance of their respective obligations under Section 2.02(b).

(d)      The amount of any Losses payable by the Indemnifying Party under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from any other Person determined to be responsible therefor. If the Indemnifying Party has paid an amount in discharge of any claim under this Agreement and the Indemnified Party has been compensated in full for all Losses it has suffered with respect to the same subject matter of such claim, then to the extent the Indemnified Party subsequently recovers (whether by payment, discount, credit, relief, or otherwise) from a third party a sum which further indemnifies or which is the same subject matter of claim such that the Indemnified Party’s recovery and retention of such amount would constitute double recovery for the same subject matter of claim, it shall as soon as reasonably practicable pay over such amount to the Indemnifying Party less all costs of recovery and Taxes with respect thereto. To the extent required by applicable Law and reasonably practicable, each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which the Indemnified Party makes claims under this Agreement; provided, however, that nothing herein shall require an Indemnified Party to maintain any insurance policies, commence any proceedings against a third party, or obtain any insurance proceeds from other sources of indemnification available to such party in respect of the Losses.

(e)                     An Indemnified Party shall not be entitled to recover from the Indemnifying Party under this Agreement more than once in respect of the same portion of the same Losses suffered.

Section 7.05.                  Exclusive Remedy. Following the First Closing, notwithstanding any other provision contained herein, this Article VII shall be the sole and exclusive monetary remedy of the Parties for any and all claims arising out of or resulting from this Agreement, except that no limitation or exceptions with respect to the obligations or liabilities on any Indemnifying Party in this Article VII shall apply to any claims arising out of or resulting from fraud or willful misconduct on the part of any Indemnifying Party. Nothing in this Article VII or elsewhere in this Agreement shall limit any Party’s right to specific performance or other equitable or non-monetary remedies.

ARTICLE VIII
TERMINATION

Section 8.01.                  Termination. This Agreement may be terminated at any time prior to the First Closing:

(a)                     by the mutual written consent of the Company and Blockchain Alliance;

(b)                     by either the Company by written notice to Blockchain Alliance or by Blockchain Alliance by written notice to the Company, in the event that any Governmental Authority having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Injunction which shall have become final and non-appealable;

(c)                     by either the Company by written notice to Blockchain Alliance or by Blockchain Alliance by written notice to the Company, in the event that the First Closing shall not have occurred on or before April 15, 2021 or such other date as mutually agreed in writing by the Company and Blockchain Alliance (the “Termination Date”);

(d)                     by the Company by written notice to Blockchain Alliance, if (i) Blockchain Alliance shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within twenty (20) days after Blockchain Alliance receives written notice thereof from the Company (or such shorter period between the date of such notice and the Termination Date), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 6.01 not to be satisfied; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if it is then in material breach of this Agreement that would result in any conditions to the First Closing set forth in Section 6.01 not being satisfied; or

(e)                   by Blockchain Alliance by written notice to the Company if (i) the Company shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within twenty (20) days after the Company receives written notice thereof from Blockchain Alliance (or such shorter period between the date of such notice and the Termination Date), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 6.02 not to be satisfied; provided, however, that, Blockchain Alliance shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if it is then in material breach of this Agreement that would result in any conditions to the First Closing set forth in Section 6.02 not being satisfied.

Section 8.02.            Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of any Party except that nothing herein shall relieve any Party from liability to another Party (a) for any breach of this Agreement that occurred before such termination and (b) or resulting from fraud or willful misconduct and the terms of this Section 8.02 and Article IX shall survive any such termination.

ARTICLE IX
MISCELLANEOUS

Section 9.01.             Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received on the date of delivery if delivered in person or by internationally recognized overnight courier service, or on the date of confirmation of receipt of transmission by facsimile or by email (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.01):

(a)              If to the Company, to:

12F, West Side, Block B, Building No. 7

Shenzhen Bay Eco-Technology Park, Nanshan District

Shenzhen, the PRC

Attn: Mr. YU Bo

(b)              If to Blockchain Alliance, to:

If to Blockchain Alliance, to Room 662, Building A, No. 8 college, No. 18

Xueqing Road, Haidian District, Beijing 100083

Attn: Mr. Jihan Wu

Section 9.02.            Confidentiality. For a period of twelve (12) months following the date hereof, Blockchain Alliance shall, and shall cause its Affiliates and their respective Representatives to, hold in strict confidence any and all information, whether written or oral, concerning the Spin-off Entities and the Transferred Business (the “Confidential Information”), except to the extent that Blockchain Alliance can show that such information (a) is generally available to and known by the public through no fault of Blockchain Alliance, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Blockchain Alliance, any of its Affiliates or their respective Representatives from and after the First Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. The Parties hereto agree that the Confidential Information may be disclosed (a) to Blockchain Alliance’s Affiliates and its and their respective Representatives on a need-to-know basis; (b) in the event that Blockchain Alliance or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law or applicable national securities exchange, under such circumstances, Blockchain Alliance shall promptly notify the Company in writing and shall disclose only that portion of such information is legally required to be disclosed, provided that Blockchain Alliance shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 9.03.            Adjustments for Share Splits, etc. Wherever in this Agreement there is a reference to a specific number of the Company Ordinary Shares or Blockchain Alliance Exchange Shares, then upon the occurrence of any subdivision, combination or share or extraordinary dividend of or on Company Exchange Shares or Blockchain Alliance Exchange Shares with an effective or record date from the date hereof until the applicable Closing, the specific number of such shares so referenced in this Agreement shall be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or dividend.

Section 9.04.            Amendment. Any provision of this Agreement may be amended or waived prior to the First Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.05.            Taxes and Expenses. Each Party shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the Transactions.

Section 9.06.            Assignment. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by the Company without Blockchain Alliance’s written consent or by Blockchain Alliance without the Company’s written consent. Any assignment in violation of this Section 8.06 shall be null and void.

Section 9.07.            No Third-Party Beneficiaries. Except for the provisions of Article VII relating to the Indemnified Parties, and the provisions of Section 5.09 relating to the Blockchain Alliance Released Parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 9.08.             Governing Law; Arbitration.

(a)                   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to its conflicts of law principles thereof.

(b)                  Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter shall be finally settled by arbitration. The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”). The number of arbitrators shall be three (3). In the event that there are more than two parties to an arbitration, one arbitrator shall be appointed by Blockchain Alliance and one arbitrator shall be appointed by the Company. The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the first two arbitrators. Any arbitrator that is not so appointed shall instead be appointed in accordance with the HKIAC Rules. The language to be used in the arbitration proceedings shall be English. The award of the arbitral tribunal shall be final, conclusive and binding upon the Parties. Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets. For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement, including any defenses based on lack of personal jurisdiction or inconvenient forum.

Section 9.09.            Entire Agreement. This Agreement and the Registration Rights Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties and/or their Affiliates with respect to the subject matter of this Agreement.

Section 9.10.            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company and Blockchain Alliance shall negotiate together in good faith to modify this Agreement so as to effect the original intent of both the Company and Blockchain Alliance as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.11.             Counterparts. This Agreement may be executed and delivered (including by electronic transmission in PDF format or by facsimile transmission) in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12.             Specific Performance. The Parties acknowledge and agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine if any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other undertaking. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

500.COM LIMITED

/s/ Bo YU
Name: Bo YU
Title: Director

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLOCKCHAIN ALLIANCE TECHNOLOGIES HOLDING COMPANY

/s/ Jihan Wu
Name: Jihan Wu
Title: Director

[Signature Page to Share Exchange Agreement]

Schedule I – Blockchain Alliance Disclosure Schedule

Schedule II – Blockchain Alliance Group Company Restructuring Schedule

2

Schedule III – Operational Information

Exhibit A – Form of Registration Rights Agreement